Exhibit 99.1

SeaCube Container Leasing Ltd. Appoints Two Members to Its Board of Directors

PARK RIDGE, N.J.--(BUSINESS WIRE)--March 15, 2011--SeaCube Container Leasing Ltd. (NYSE: BOX) today announced the appointment of Martin Tuchman and Joseph Kwok, SeaCube’s chief executive officer to the company’s board of directors. Effective immediately, these appointments bring the number of directors to seven, including four independent directors. Tuchman, an independent director, will serve on the Compensation Committee as well as the Nominating, Corporate Governance and Conflicts Committee.

Joseph P. Adams, Chairman of the SeaCube Board of Directors, said, “We are pleased to welcome these two directors to the SeaCube board. Joseph Kwok has led SeaCube through its initial public offering and has been instrumental in the Company’s growth. Similarly, given Martin Tuchman’s extensive experience in container leasing and transportation, I am confident that he will bring to the board a valuable perspective. We look forward to both of the new directors’ contributions to the board.”

Tuchman co-founded Interpool, Inc., a leading container leasing business which was sold in 2007 to funds affiliated with Fortress Investment Group LLC. Since December 2008, he has served as Vice-Chairman of the First Choice Bank in Lawrenceville, New Jersey. He is currently CEO of the Tuchman Group, which has holdings in real estate, banking and international shipping. He also heads Kingstone Capital V, a private investment group. Mr. Tuchman is also a member of the United Nations Business Council, which is comprised of leading international executives focused on promoting understanding and cooperation between business and government.

Joseph Kwok has been SeaCube’s chief executive officer since March of 2010 and he recently led the company through its initial public offering. Mr. Kwok brings to the Board an in-depth understanding of all aspects of the company’s business, including its customers, operations and key business drivers. Mr. Kwok is also the Chairman of Seacastle Inc. and previously served as the Chief Executive Officer of Seacastle Inc. from June 1, 2007 through March 2010. Prior to joining Seacastle Inc., Mr. Kwok was Group Advisor of AET (formerly known as American Eagle Tankers, Inc.) from April 2005 until March 2007. He also served as Chief Executive Officer of AET from 1994 until March 2005, and he remained in this role after the sale of AET by Neptune Orient Lines Ltd. (“NOL”), a global transportation company and parent of the container carrier APL, to MISC Group. Previously, Mr. Kwok spent more than twenty years at NOL and was the Group’s Chief Operating Officer.

About SeaCube Container Leasing Ltd.

SeaCube Container Leasing Ltd. is one of the world's largest container leasing companies based on total assets. Containers are the primary means by which products are shipped internationally because they facilitate the secure and efficient movement of goods via multiple transportation modes, including ships, rail and trucks. The principal activities of our business include the acquisition, leasing, re-leasing and subsequent sale of refrigerated and dry containers and generator sets. We lease our containers primarily under long-term contracts to a diverse group of the world's leading shipping lines. As of December 31, 2010, we employed 75 people in seven offices worldwide and had total assets of $1.1 billion. We own or manage a fleet of 520,113 units, representing 819,184 twenty-foot equivalent units (TEUs) of containers and generator sets.

CONTACT:
SeaCube Container Leasing Ltd.
David Doorley, 201-391-0800